UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2010

Enable Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50995	52-2372260
(Commission File Number)	(IRS Employer
Identification No.)

1140 W. Thorndale Avenue Itasca, Illinois 60143-1335
(Address of Principal Executive Offices) (Zip Code)

(773) 272-5000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On February 24, 2010 Enable Holdings, Inc. (the “Company”), completed a private placement of a $4,250,000 offering (the “Offering”) of Series 1 Preferred Shares (the “Preferred Shares”) funded by certain accredited investors (the “Investors”).  Management comprising executive staff, directors and business associates invested approximately $540,000 in the Preferred Shares.

The Preferred Shares have no redemption date.  The Investors have the option to convert, at any time, each Preferred Share into 66.837 shares of the Company’s Common Stock.

Many of the Investors participated in prior financing in the Company, more specifically the 12% Senior Secured Debentures (the “12% Senior Debentures”) offering that closed on April 29, 2009.

The Company will use the proceeds from the Offering to restructure existing debt obligations of the 12% Senior Debentures and the 18% Senior Secured Debentures (the “18% Secured Debentures”).  Remaining proceeds will be used to restructure its trade payables and for general working capital purposes, including inventory financing.

The holders of the 12% Secured Debentures agreed to amend their debt obligations and relinquish all warrants held by them to purchase an aggregate of 5,260,000 shares of the Company’s Common Stock at an exercise price of $0.25 per share.  The Company has now cancelled such warrants.  The holders of the 12% Secured Debentures agreed to discount the principal amount of the 12% Secured Debentures of $1,315,000 by 37.5% to $821,875, reduce the interest rate to 6% per annum and extend the maturity date to February 17, 2012.  As consideration for this restructuring, the holders of the 12% Secured Debentures received all accrued and unpaid interest and Preferred Shares equal to 4% of the capital, on an as-converted basis, of the Company.

The holders of the 18% Secured Debentures agreed to amend their debt obligations and relinquish all warrants held by them to purchase an aggregate of 36,475,000 shares of the Company’s Common Stock at an exercise price ranging from $0.10 per share to $0.25 per share.  The Company has now cancelled such warrants.

A holder of an 18% Secured Debenture with principal of $1,600,000 outstanding agreed to accept $700,000 in cash and amend the remaining $900,000 18% Secured Debenture such that the interest rate will be reduced to 6% per annum and extend the maturity date to February 17, 2012.  This holder of an 18% Secured Debenture agreed to cancel all accrued interest due to the holder up to the date of the closing and in exchange will receive 163,069 Preferred Shares.

A holder of an 18% Secured Debenture with principal of $850,000 outstanding agreed, in addition to cancelling all the warrants, to cancel the outstanding balance of $850,000 plus all accrued interest due to the holder and a cash payment made by the holder in an amount of $100,000, in exchange will receive 23.88% fully diluted equity interest in the Company, consisting of Preferred Shares.

Warrants to purchase 15,659,022 shares of the Company’s Common Stock at various exercise prices ranging from $0.10 per share to $4.50 per share have been cancelled effective as of the closing. Cash of $40,034 will be granted to some of these warrant holders, the majority of whom have warrants with an exercise price of $0.25 and less per share of Company’s Common Stock.  Included in such 15,659,022 warrants were 1,875,000 warrants that were held by the Company’s management.  These warrants have been cancelled with no cash consideration being received by Management.

Item 3.02	Unregistered Sale of Equity Securities.

The Investors have the option to convert, at any time, each Preferred Share into 66.837 shares of the Company’s Common Stock.  The Preferred Shares will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or applicable exemption from registration requirements.

Item 1.01 is incorporated herein by reference.

The Company issued a press release relating to the Offering and its restructuring which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits:

99.1	Press Release dated February 24, 2010.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

EXHIBIT INDEX TO FORM 8-K

Date of Report:	Commission File No.:
February 24, 2010	000-50995

ENABLE HOLDINGS, INC.

EXHIBIT NO.	ITEM

99.1	Press Release dated February 24, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February 26, 2010
ENABLE HOLDINGS, INC.

By:	/s/ Miguel A. Martinez, Jr.
Miguel A. Martinez, Jr.
Chief Financial Officer